UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________

FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2018
____________________

SAFEGUARD SCIENTIFICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5620	23-1609753
(Commission File Number)	(IRS Employer Identification No.)

170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 610-293-0600

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adoption of Long-Term Incentive Plan

On April 6, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Safeguard Scientifics, Inc. (the “Company”) approved, and the Board of Directors (the “Board”) of the Company adopted, the Safeguard Scientifics, Inc. Transaction Bonus Plan (the “LTIP”). The purpose of the LTIP is to promote the interests of the Company and its shareholders by providing an additional incentive to employees to maximize the value of the Company in connection with the execution of the business strategy that the Company adopted and announced in January 2018. As part of this strategy, the Company has ceased the deployment of capital into new partner company opportunities and is focused on reducing its operating costs and supporting its existing partner companies to maximize monetization opportunities.

Under the LTIP, participants may receive awards in connection with sales of the Company’s partner company assets (“Sale Transaction(s)”). At the Board’s sole discretion following a Sale Transaction, the Company may, but has no obligation to, provide a bonus pool under the LTIP in the amount of 0.5% or 1.0% of the transaction consideration (as defined in the LTIP and set forth below), based on a range of transaction consideration and subject to a minimum amount of transaction consideration. For purposes of the LTIP, “transaction consideration” means, in connection with a Sale Transaction (A) the gross value of all cash, securities and other property actually received by the Company, directly or indirectly, from an acquiror and the amount of all indebtedness of the Company assumed by the acquiror, directly or indirectly, in connection with the Sale Transaction, minus (B) the sum of (i) all payments reasonably estimated by the Board to be due from the Company as a result of the Sale Transaction and (ii) the amount of commissions, fees and expenses payable to the Company’s investment bankers and the amount of fees and expenses payable to the Company’s professional advisors in connection with the Sale Transaction.

All current officers and employees of the Company are eligible to participate in the LTIP, provided that they remain employed by the Company through at least July 31, 2018. The Board, in its sole discretion, will determine the participants to whom awards are granted under the LTIP, and the amounts of the awards relating to the bonus pool, if any.

In connection with the approval of the LTIP, the Committee also approved the Transaction Bonus Plan Form Award Letter (“Form LTIP Award Letter”), which is filed as Exhibit 99.1 hereto and is incorporated herein by reference. The LTIP is filed as Exhibit 99.2 hereto and incorporated herein by reference. The summaries of the Form LTIP Award Letter and the LTIP set forth above are not complete and are qualified in their entireties by, and should be read in conjunction with, the Form LTIP Award Letter and the LTIP.

Grant of Dividend Equivalents

The Committee also awarded, to all holders of performance unit and stock unit awards previously granted under the Company’s 2014 Equity Compensation Plan (the “Plan”), dividend equivalents relating to such awards. The Committee awarded such dividend equivalents, meaning amounts determined by multiplying (i) the number of shares of Company stock or stock units subject to an award under the Plan by (ii) the per-share extraordinary dividend or distribution paid by the Company on its stock as described in Section 5(c) of the Plan (“Dividend Equivalents”), to grantees to the extent the grantees held any of the following awards under the Plan: (1) stock units that have not yet been vested and distributed, and (2) performance units that have not yet been vested and distributed. The Dividend Equivalents are subject to the same vesting terms and other conditions of the existing awards and will be governed by the terms of the existing award and the Plan.

In connection with the grant of Dividend Equivalents, the Committee also approved the Form of Dividend Equivalent Grant Agreement (Employee) (“Employee Grant Agreement”), which is filed as Exhibit 99.3 hereto and is incorporated herein by reference. The summary of the grant of Dividend Equivalents set forth above is not complete and is qualified in its entirety by, and should be read in conjunction with, the Employee Grant Agreement.

Departure of Directors or Certain Officers; Appointment and Departure of Certain Officers; Compensatory Arrangements of Certain Officers

On April 6, 2018, the Company issued a press release announcing, among other things, that the Company promoted Brian J. Sisko, currently the Company’s Chief Operating Officer, Executive Vice President and Managing Director, to the position of President and Chief Executive Officer, effective as of July 1, 2018, to succeed Stephen T. Zarrilli. To ensure a smooth transition, Mr. Zarrilli will act as a special advisor to the Company through September 30, 2018 and then retire. Mr. Zarrilli will continue to serve on the Board until the Company’s 2018 Annual Meeting of Shareholders, but will not stand for re-election at that meeting.

In addition, the Company’s current Senior Vice President and Chief Financial Officer, Jeffrey B. McGroarty, will depart from the Company, effective June 30, 2018, and will receive severance benefits in accordance with the terms of his employment letter agreement with the Company, dated January 6, 2014 and filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “2017 10-K”). David Kille, currently the Company’s Corporate Controller, will assume the role of Chief Financial Officer, effective June 1, 2018.

The press release issued by the Company on April 6, 2018 is attached as Exhibit 99.4 hereto and is incorporated by reference herein.

Letter Agreement with Mr. Sisko

On April 6, 2018, the Company entered into a letter agreement (the “Sisko Letter Agreement”) with Mr. Sisko, with a term through December 31, 2020 (the “Term”). Mr. Sisko will continue to receive his annual base salary at its current rate until July 1, 2018 (the “Effective Date”) (or his earlier separation from service, if applicable) for his services to the Company. Except to the extent of specified continued applicability, the Amended and Restated Employment Letter Agreement between the Company and Mr. Sisko, dated December 3, 2008 and amended on December 14, 2009 and December 28, 2012 and filed with the SEC as exhibits to the 2017 10-K, are superseded by the Sisko Letter Agreement.

On the Effective Date, Mr. Sisko’s minimum base salary will be $500,000. Mr. Sisko will continue to be eligible to participate in the Company’s welfare and benefit plans generally available to the Company’s executive employees.

Until the Effective Date, Mr. Sisko will continue to be eligible to receive a cash bonus at his current target payout under the Company’s Management Incentive Plan with respect to the Company’s 2018 fiscal year, which will be contingent on the attainment of the applicable performance metrics for that year. Following the Effective Date, Mr. Sisko will be eligible to receive a cash bonus at a minimum target payout of $600,000, pro-rated for 2018, and with a range of 0 – 150% of that target, which will be contingent on the attainment of applicable performance metrics.

The Sisko Letter Agreement provides that, if Mr. Sisko is terminated without “cause” (as defined in the Sisko Letter Agreement) or by Mr. Sisko for “good reason” (as defined in the Sisko Letter Agreement) prior to the end of the Term or following the Term (each a “Severance Termination”), then Mr. Sisko will receive the following: (1) if the Severance Termination occurs prior to the end of the Term, a single lump sum payment equal to the amount of salary and annual incentive (at target) under the Management Incentive Plan that he would have received for the balance of the Term, (2) a single lump payment equal to 1.5 times the annual salary then in effect (which will not be less than $500,000), (3) if the Severance Termination occurs following the Term, a pro-rated cash bonus under the Company’s Management Incentive Plan, depending on the Company’s performance, (4) a COBRA reimbursement for 12 months less such co-payment payable by Mr. Sisko under the terms of the Company’s medical insurance program as in effect on the date of the Severance Termination and (5) reimbursement for the cost of life insurance for 12 months as well as certain other welfare benefits ($5,000 maximum). If a Severance Termination occurs prior to the end of the Term, Mr. Sisko will also receive a single lump sum payment equal to the same reimbursements for the balance of the Term.

If the Severance Termination occurs prior to the end of the Term, Mr. Sisko will vest in all of his outstanding and unvested interests under the Company’s various long-term incentive plans which would have vested prior to the end of the Term, and his vested market-based stock options will remain outstanding and exercisable until the earlier of their stated expiration date or the one-year anniversary of Mr. Sisko’s termination of employment. The time-based stock options held by Mr. Sisko (or portion of such option) will continue vesting through the end of the Term and will remain outstanding and exercisable until the earlier of their stated expiration date or the end of the 36-month period following his termination of employment. However, in the event of a change of control (as defined in the Sisko Letter Agreement) prior to end of the Term and Mr. Sisko satisfying the conditions for separation benefits, then all unvested stock options will vest fully and remain exercisable for a 24-month period following the date of termination for market-based stock options, and for a 36-month period following the date of the termination for time-based stock options. In the event of a change of control prior to the end of the Term, then all of Mr. Sisko’s unvested restricted stock awards and deferred stock units, if any, will become fully vested.

Mr. Sisko’s equity award treatment and severance payments described above and in the Sisko Letter Agreement are conditioned upon his timely execution and irrevocability of a release of claims against the Company contained in the Sisko Letter Agreement. If the provision of severance, acceleration of benefits or any other amount or benefit under the Sisko Letter Agreement or otherwise would result in adverse tax consequences to the Company or Mr. Sisko under Section 280G or 4999 of the Code, the applicable provisions of the Sisko Letter Agreement will apply, which under some circumstances could result in a reduction of amounts payable or benefits provided to Mr. Sisko.

The summary description of the Sisko Letter Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Sisko Letter Agreement, which is filed as Exhibit 99.5 hereto and is incorporated herein by reference.

Employment Letter Agreement with Mr. Kille

On April 6, 2018, the Company and Mr. Kille entered into an amendment agreement (the “Kille Amendment Agreement”) to the offer letter, dated September 1, 2015, between the Company and Mr. Kille (the “Kille Offer Letter” and, as amended by the Kille Amendment Agreement, the “Kille Employment Agreement”). The Kille Employment Agreement has a term through May 31, 2019 (the “Term”). Under the terms of the Kille Employment Agreement, Mr. Kille will continue to receive his annual base salary at its current rate until June 1, 2018 (or his earlier separation from service, if applicable) for his services to the Company. Except to the extent of specified continued applicability, the Kille Employment Agreement, which is filed as Exhibit 99.6 hereto, supersedes the Kille Offer Letter.

On the Effective Date, Mr. Kille’s minimum base salary will be $250,000. Mr. Kille will continue to be eligible to participate in the Company’s welfare and benefit plans generally available to the Company’s executive employees.

As of the Effective Date, Mr. Kille will be eligible to receive a cash bonus under the Company’s Management Incentive Plan at a minimum target payout of $125,000, pro-rated for 2018, contingent on the attainment of applicable performance metrics.

The Kille Letter Agreement provides that, if Mr. Kille is terminated without “cause” (as defined in the Kille Letter Agreement), Mr. Kille will be paid a lump sum in an amount equivalent to (i) the amount of the final annual salary and annual incentive (at target) which would have been paid to him for the balance of the Term, if any, plus (ii) one year (the “Severance Period”) of his final base salary, less applicable tax deductions and withholdings. In addition, Mr. Kille will continue vesting through the end of the Term and during the Severance Period in all equity awards granted to Mr. Kille. Vested stock options held by Mr. Kille will remain exercisable until the end of the 90-day period following the Severance Period (unless any of the options would by their terms expire sooner, in which case Mr. Kille may exercise such options at any time before their expiration).

If the termination that qualifies Mr. Kille for severance benefits occurs prior to the end of the Term or on or after the end of the Term, he will be eligible to receive a payment in respect of his current year’s bonus equal to the product of (i) his annual target bonus, multiplied by (ii) the Company’s percentage achievement of its annual Management Incentive Plan objectives as such percentage achievement shall be determined by the Compensation Committee, in its discretion, as of the end of the calendar quarter closest to Mr. Kille’s date of termination, multiplied by (iii) a fraction, the numerator of which is the number of days in Safeguard’s fiscal year elapsed at the time of the termination and the denominator of which is 365. Payment under this provision will be made within 60 days after the end of the quarter in which the determination referred to in clause (ii) above is made.

Mr. Kille’s medical and dental insurance and other health and welfare plan benefits will terminate on the last day of the month in which his employment terminates. He will receive a lump sum payment for his COBRA premiums for his health insurance (less any premium allocation that he is then paying) and dental through the end of the Severance Period.

The summary description of the Kille Amendment Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Kille Amendment Agreement, which is filed as Exhibit 99.7 hereto and is incorporated herein by reference.

Letter Agreement with Mr. Zarrilli

On April 6, 2018, the Company entered into a letter agreement (the “Zarrilli Letter Agreement”) with Mr. Zarrilli. Pursuant to the Zarrilli Letter Agreement, effective as of July 1, 2018 (the “Transition Date”), Mr. Zarrilli will step down as President and CEO and serve in the position of special advisor to the Company from the Transition Date to September 30, 2018 (the “Retirement Date”) in order to facilitate the transition of his current responsibilities to Mr. Sisko. Mr. Zarrilli will continue to receive his annual base salary at its current rate from the Transition Date through the Retirement Date (or his earlier separation from service, if applicable) for his continued services to the Company. Except to the extent of specified continued applicability, the Agreement between the Company and Mr. Zarrilli, dated May 28, 2008 and amended on December 9, 2008 and December 28, 2012 and filed with the SEC as exhibits to the 2017 10-K (the “Zarrilli Employment Agreement”), was superseded upon effectiveness of the Zarrilli Letter Agreement.

From the Transition Date through the Retirement Date (or his earlier separation from service, if applicable), the Company will provide Mr. Zarrilli all employee benefits due to him under the terms of the Company’s welfare and retirement benefit plans in which he currently participates. Mr. Zarrilli will be eligible to receive a pro-rated cash bonus under the Company’s Management Incentive Plan with respect to the Company’s 2018 fiscal year, which will be contingent on the attainment of the applicable performance metrics for that year, provided that the Company’s percentage achievement will not be less than 50% for purposes of calculating Mr. Zarrilli’s bonus. Mr. Zarrilli will not be eligible for any award or payment under the Management Incentive Plan with respect to the Company’s 2019 fiscal year. The Company has also agreed to provide Mr. Zarrilli with office space and administrative support during the period in which he will serve as special advisor (administrative support through December 31, 2018) and, subject to the approval of the CEO, to reimburse him for all reasonable business expenses incurred in connection with his service under the Zarrilli Letter Agreement.

The Zarrilli Letter Agreement provides that, generally contingent upon Mr. Zarrilli’s remaining in the service of the Company through the Retirement Date, market-based stock options held by Mr. Zarrilli will continue vesting until March 15, 2019 and those that are vested and exercisable will remain outstanding and exercisable until the earlier of their stated expiration date or the one-year anniversary of Mr. Zarrilli’s Retirement Date. Consistent with the terms of those options, time-based stock options held by Mr. Zarrilli (or any portion of such option) that are not vested and exercisable as of the Transition Date will continue vesting through March 15, 2019, and remain outstanding and exercisable until the earlier of their stated expiration date or the end of the 36-month period following the Retirement Date. However, in the event of a change of control (as defined in the Zarrilli Letter Agreement) prior to the Retirement Date, if Mr. Zarrilli is separated from service of the Company, then all unvested options will become fully vested and all such options will remain exercisable for a 24-month period following the date of termination for market-based stock options, and a 36-month period following the date of the termination for time-based stock options, subject to earlier exercise.

All rights Mr. Zarrilli may have to restricted stock of the Company or restricted stock units payable in Company stock under any plans or arrangements of the Company will be determined under the provisions of such plans and arrangements. However, Mr. Zarrilli will receive credit toward the vesting of any such awards through March 15, 2019 and, in the event of a change of control, if Mr. Zarrilli is separated from service of the Company prior to the Retirement Date, then all unvested restricted stock awards and deferred stock units, if any, will become fully vested.

The Zarrilli Letter Agreement also provides that if Mr. Zarrilli fully performs his obligations under the Zarrilli Letter Agreement through the Retirement Date, or is separated without cause prior to that date, he will be entitled to (i) a monthly cash payment equal to $145,000 which will be paid on the 15th day of each month from October 15, 2018 through March 15, 2019, and (ii) reimbursement of the cost of twelve months of COBRA continuation coverage if he continues to pay the monthly premiums of such coverage and reimbursement for the cost of life and dental insurance for 12 months, as well as outplacement ($20,000 maximum) (such payments, collectively, the “Severance Amount”). Other than the Severance Amount, Mr. Zarrilli is not entitled to receive from the Company any other severance pay or benefits or any retiree termination welfare benefits (other than health care continuation coverage that he may be entitled to elect pursuant to section 4980B of the Code). If a change in control occurs (as defined in the Zarrilli Letter Agreement) and Mr. Zarrilli is terminated without “cause” prior to the Retirement Date, in lieu of the monthly payments set forth above, he will receive a cash lump sum payment in the amount of $870,000.

Mr. Zarrilli’s compensation, benefits, equity award treatment and Severance Amount described above and in the Zarrilli Letter Agreement are conditioned upon his timely execution and irrevocability of a release of claims against the Company contained in the Zarrilli Letter Agreement and another such release on, or shortly after, the Retirement Date. If the provision of severance, acceleration of benefits or any other amount or benefit under the Zarrilli Letter Agreement or otherwise would result in adverse tax consequences to the Company or Mr. Zarrilli under Section 280G or 4999 of the Code, the applicable provisions of the Zarrilli Employment Agreement will apply, which under some circumstances could result in reduction of amounts payable or benefits provided to Mr. Zarrilli.

The summary description of the Zarrilli Letter Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Zarrilli Letter Agreement, which is filed as Exhibit 99.8 hereto and is incorporated herein by reference.

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Important Additional Information And Where To Find It

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Investor Relations section of the Company’s corporate website at www.safeguard.com, by writing to the Company’s Corporate Secretary at Safeguard Scientifics, Inc. 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087, or by contacting the Company’s investor relations department at 610.975.4952.

Certain Participant Information

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following directors, executive officers and other employees of the Company are anticipated to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders and beneficially hold the amount of shares of the Company’s common stock, $0.10 par value per share, indicated adjacent to his or her name: (i) the Company’s directors: Julie A. Dobson (31,332 shares), Stephen Fisher (4,167 shares), George MacKenzie (26,250 shares), Maureen F. Morrison (0 shares), John J. Roberts (11,728 shares), Robert J. Rosenthal (19,156 shares) and Stephen T. Zarrilli (226,332 shares), and (ii) the Company’s executive officers and other employees: Jeffrey B. McGroarty (47,637 shares), John E. Shave III (37,022 shares) and Brian J. Sisko (138,655 shares). The business address for each person is c/o Safeguard Scientifics, Inc. 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087. Additional information regarding the Company’s director, officer and other employee participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders, and their direct or indirect interests, through security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2018 Annual Meeting, including the schedules and appendices thereto.

Item 8.01.	Other Events.

For a description of the Company’s press release dated April 6, 2018, see Exhibit 99.4 attached hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits.

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

99.1	LTIP Award Letter
99.2+	LTIP
99.3	Employee Grant Agreement
99.4	Press Release Issued by the Company on April 6, 2018
99.5	Sisko Letter Agreement
99.6	Kille Offer Letter
99.7	Kille Employment Agreement
99.8	Zarrilli Letter Agreement

+Confidential treatment has been requested from the Securities and Exchange Commission with respect to portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFEGUARD SCIENTIFICS, INC.
(Registrant)

Date: April 10, 2018	By:	/s/ Brian J. Sisko
Name: Brian J. Sisko
Title: Chief Operating Officer, Executive Vice President and Managing Director